UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Community First Bankshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FOR IMMEDIATE RELEASE
MEDIA & ANALYST CONTACTS:
Community First Bankshares, Inc.:
Jeff Wilhoit (312) 640-6757
Carol Renner (701) 298-5709
BancWest Corporation:
Gerry Keir (808) 282-2768
John Stafford (925) 942-8370
Brandt Farias (808) 341-1477

BANCWEST CORPORATION WILL ACQUIRE
COMMUNITY FIRST BANKSHARES, INC.
Community First National Bank Will Merge Into Bank of the West

        HONOLULU, SAN FRANCISCO and FARGO, N.D.—March 16, 2004—BancWest Corporation announced today that it has signed a definitive agreement to acquire Community First Bankshares, Inc. (Nasdaq: CFBX). BancWest will pay $32.25 for each Community First share in a cash transaction valued at $1.2 billion.

        Community First Bankshares is the parent company of Community First National Bank, which operates 155 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to Minnesota, Iowa and Wisconsin. As of December 31, 2003, Community First Bankshares had total assets of $5.5 billion, deposits of $4.4 billion and loans of $3.3 billion. In 2003, the company earned $75 million with an ROE of 20.5%.

        BancWest is a bank holding company whose principal subsidiaries are Bank of the West and First Hawaiian Bank. Since 2001, BancWest has been a wholly owned subsidiary of BNP Paribas. Later this year, Community First branches will become part of Bank of the West, adding 10 new states to Bank of the West's footprint. Bank of the West presently has 296 branches in six Western states, following a series of 13 successful acquisitions since 1990.

        The acquisition expands BancWest's retail operations into the Midwest and solidifies its position as one of the premier financial services franchises in the Western United States. Following the acquisition, BancWest will have $44 billion in assets and serve 3.4 million accounts through more than 500 branches in 17 states, Guam and Saipan.

        "Community First has a philosophy of local decision-making, supporting their communities and building long-term client relationships—a perfect match for Bank of the West. Because there is virtually no geographic overlap in our branch structures, this is a transaction that's about building, not cutting," said Don J. McGrath, president of BancWest and chief executive officer of Bank of the West. "Community First operates in growing states that complement our existing footprint, and we will also add to our market share in California and New Mexico."

        "Although the sign on the door will change, Community First customers will find the same familiar faces in their branches. And they'll receive the same personal service that they're used to, because that's also been a Bank of the West tradition for 130 years," said McGrath.

        "This is a union of two complementary and compatible banks that makes sense both strategically and financially. Community First's strength in SBA lending, indirect auto lending, centralized processing and customer-oriented branches fits Bank of the West perfectly. This transaction will give us the opportunity to offer our brand of community banking and superior customer service to a broader region of the United States," said Walter A. Dods, Jr. Chairman and Chief Executive Officer of BancWest.

        Mark A. Anderson, Community First President and Chief Executive Officer, added: "This proposed merger represents a compelling opportunity for Community First clients, shareholders, and employees. Our customers will continue to enjoy the community focus and personal relationships that have been synonymous with Community First. Customers will also have access to a broader line of consumer and commercial products and services. This transaction, in our opinion, represents a good value for our shareholders. In addition, our employees would benefit from being part of a larger, growing organization. One of the shared values of Community First and Bank of the West has been a long-standing commitment to the communities in which they are located. We are pleased that this tradition of community support will continue."

        The combined banks will have strengthened offerings in:

  •
  Community banking: Both offer decentralized decision-making and personal service to individuals and small and medium-sized businesses. Both emphasize customer service and cross-selling in branches, with centralized backup operations.

  •
  Consumer finance, including loans for automobiles, RVs and pleasure boats.

  •
  Small-business lending, including SBA-guaranteed loans.

  •
  Church lending: Bank of the West is the largest specialty lender to churches among American banks.

  •
  Agribusiness banking: Bank of the West is already the fourth-largest U.S. bank for agribusiness lending.

  •
  Residential lending.

  •
  Insurance.

        The $1.2-billion purchase price is equivalent to 16 times 2003 earnings and represents a 14% premium to the average closing stock price of Community First over the past three months.

        The boards of directors of BancWest Corporation and Community First Bankshares have approved the transaction. The transaction also has been approved by the board of BancWest's parent, BNP Paribas. The merger requires approval from Community First shareholders and federal and state banking regulators. Once all regulatory approvals have been received, the merger is expected to close during the third quarter of 2004, at which time Community First branches will become part of Bank of the West.

About Community First Bankshares, Inc.

        Community First Bankshares, Inc. is a bank holding company that operates Community First National Bank, which has 155 offices in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The banking offices are community banks that provide a full range of commercial and consumer banking services primarily to businesses and individuals in small and medium-sized communities and the surrounding market areas. Community First also owns insurance agencies in 47 communities operated through Community First Insurance, Inc.

About Bank of the West

        Bank of the West (www.bankofthewest.com) has $29 billion in assets and 296 branches in California, Oregon, New Mexico, Nevada, Washington state and Idaho. Founded in San Jose in 1874 as Farmers National Gold Bank, Bank of the West is the third-largest commercial bank headquartered in California.

About BancWest Corporation

        BancWest Corporation (www.bancwestcorp.com) is a bank holding company with assets of $38.4 billion. It is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Besides Bank of the West, BancWest's other principal subsidiary is First Hawaiian Bank (56 branches in Hawaii, two in Guam and one in Saipan). BancWest is a wholly owned subsidiary of BNP Paribas. BNP Paribas, headquartered in Paris, is the most profitable bank in the Euro zone and among the 10 largest banks in the world based on asset size.

        This release contains forward-looking statements, including statements regarding anticipated timing of the transaction and possible performance of the combined company after the transaction is completed. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following this transaction; (3) failure to fully realize expected cost savings from the transaction; (4) lower than expected revenues following the transaction; (5) problems or delays in bringing together the two companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in our recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

# # #

        In connection with the proposed transaction, Community First will be filing proxy statements and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information.

# # #

        Community First and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction matters. Information regarding such individuals is included in Community First's proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning Community First and these individuals at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124, Attn: Investor Relations.

# # #